Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

Name	Jurisdiction of Incorporation or Organization
PJT Partners Holdings LP	Delaware
PJT Management LLC	Delaware
PJT Capital LP	Delaware
PJT Partners LP	Delaware
PHG CP Inc.	Delaware
PHG Holdings LLC	Delaware
Park Hill Group LLC	Delaware
PJT Partners (Cayman) Limited	Cayman Islands
PJT Partners (UK) Limited	United Kingdom
PJT Partners (HK) Limited	Hong Kong
PJT Partners Brasil Holdings LLC	Delaware
PJT Partners Brasil Holdings (Sub) LLC	Delaware
PJT Partners Brasil Assessoria Ltda.	Brazil